Exhibit 99.1

PRESS RELEASE
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ARMADA HOFFLER ANNOUNCES $50 MILLION SHARE REPURCHASE PROGRAM

VIRGINIA BEACH, VA, June 15, 2023 — Armada Hoffler (NYSE: AHH) announced today that its Board of Directors has authorized the repurchase of an aggregate of $50 million of the Company’s shares of common stock and Series A preferred stock in a newly established share repurchase program.

The Company may repurchase shares occasionally in the open market, in block purchases, through privately negotiated transactions, the use of trading plans intended to qualify under Rule 10b5-1, or other means permitted. Any repurchase will be made in accordance with the rules of the Securities and Exchange Commission, New York Stock Exchange, and other applicable legal requirements. The timing, manner, price (subject to certain maximum price restrictions), and amount of any repurchases will be determined in the discretion of the Company’s management depending on business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, alternative uses for capital, and other considerations.
The program may be suspended or discontinued at any time and does not obligate Armada Hoffler to make any purchases of its stock.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements include comments relating to, among other things, the timing, manner, price, or amount of repurchases, if any, under the Company’s stock repurchase program and the factors the Company’s management may consider in deciding whether to effect repurchases under the stock repurchase program. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other documents filed by the Company with the Securities and Exchange Commission.

About Armada Hoffler

Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust (“REIT”) with over four decades of experience developing, building, acquiring, and managing high-quality office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. We also provide general construction and development services to third-party clients, in addition to developing and building properties to be placed in our stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Contact:

Chelsea Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248